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                                                                     EXHIBIT 4.2

                         COMMON STOCK PURCHASE AGREEMENT

        This Common Stock Purchase Agreement (the "Agreement") is made as of August 27, 2001, by and between Geron Corporation, a Delaware corporation ("the Company"), and University Technology Corporation, a Colorado not-for-profit corporation ("UTC").

        WHEREAS, UTC and the Company have entered into a First Amendment to Intellectual Property License Agreement (the "Agreement") having an effective date of July 23, 2001.

        WHEREAS, pursuant to Section 17 of the Agreement, the Company has agreed to issue to UTC one hundred thousand (100,000) shares of the Company's Common Stock (the "Shares") in consideration of the execution of the Agreement and the mutual promises and covenants thereunder.

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and UTC hereby agree as follows:

        1. The Company agrees to issue to UTC the Shares. The issuance of the Shares shall take place at such time and place upon which the Company and UTC mutually agree, either orally or in writing, but, in no event later than seven (7) days after the effective date of the Form S-3 registration of the Shares by the Company (the "Closing"). The Company agrees to file such an S-3 registration statement within ten (10) business days after the date of execution of the Agreement, and to diligently pursue making that registration statement effective. At the Closing, or within ten (10) business days thereafter, the Company will deliver to UTC a certificate representing the Shares, which shall be freely tradeable.

        2. In connection with the issuance of the Shares, UTC represents to the Company the following:

               (a) UTC is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares.

               (b) UTC represents that UTC has consulted with any tax consultants UTC deems advisable in connection the acquisition or disposition of the Shares and that UTC is not relying on the Company for any tax advice.

        3. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same.

        4. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts entered into and to be performed entirely within the State of Colorado by residents of the State of Colorado. This Agreement constitutes the entire agreement of the parties pertaining to the Shares and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.


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        IN WITNESS WHEREOF, the undersigned, by each of their respective duly authorized officers and representatives, have set forth their hands hereto to be effective as of the date first set forth above.

GERON CORPORATION                         UNIVERSITY TECHNOLOGY CORPORATION


--------------------------------------    -------------------------------------
Name:  David L. Greenwood                 Name:
Title:  Sr. Vice President, Corporate          --------------------------------
Development and CFO                       Title:

Date:  August 27, 2001                          -------------------------------
                                          Date:
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